Exhibit 4.1

ARTICLES SUPPLEMENTARY

TO THE

ARTICLES OF INCORPORATION

OF

PROVIDENT BANKSHARES CORPORATION

WHEREAS, by the Articles of Incorporation, as amended (the “Articles of Incorporation”), of Provident Bankshares Corporation (the “Corporation”), 5,000,000 shares of serial preferred stock, with $1.00 par value per share (the “Preferred Stock”) are authorized; and

WHEREAS, in and by Article Sixth of the Articles of Incorporation, the Board of Directors of the Corporation, pursuant to Section 2-208 of the Maryland General Corporation Law, is expressly authorized, by resolution or resolutions from time to time adopted, to provide for the issuance of Preferred Stock in series and to fix and state the powers, designations, preferences, and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof; and

WHEREAS, the Board of Directors now desires to fix and determine the terms of the Preferred Stock with respect to the issuance of certain shares of Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, as follows:

Section 1. Designation and Amount. There is hereby created a series of Preferred Stock to be designated as the Series A Mandatory Convertible Non-Cumulative Preferred Stock (the “Convertible Preferred Stock”). The number of shares constituting the Convertible Preferred Stock shall be 51,215. The number of shares of Convertible Preferred Stock may not be increased, but may be decreased, but not below the number of shares then outstanding. Each share of Convertible Preferred Stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with the other shares of Convertible Preferred Stock.

Section 2. Certain Definitions. As used herein, the following terms shall have the meanings defined in this Section 2. Any capitalized term not otherwise defined herein shall have the meaning set forth in the Articles of Incorporation, unless the context otherwise requires:

“Affiliate” shall have the meaning given to that term in Rule 405 of the Securities Act of 1933, as amended, or any successor rule thereunder.

“Articles of Incorporation” shall have the meaning set forth in the recitals.

“Applicable Market Value” shall have the meaning set forth in Section 13(e).

“Board of Directors” means the board of directors of the Corporation or, with respect to any action to be taken by such board of directors, any committee of the board of directors duly authorized to take such action.

“Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in The City of New York are authorized or required by law or executive order to close.

“Buy-In” shall have the meaning set forth in Section 10(e) hereof.

“Common Stock” as used herein means the Corporation’s common stock, par value $1.00 per share, as the same exists at the Issue Date, or any other class of stock resulting from successive changes or reclassifications of such common stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value.

“Conversion Date” shall have the meaning set forth in Section 10(a) hereof.

“Conversion Notice” shall have the meaning set forth in Section 9(b) hereof.

“Conversion Rate” shall have the meaning set forth in Section 8(b) hereof.

“Convertible Preferred Stock” shall have the meaning set forth in Section 1 hereof.

“Corporate Trust Office” means the principal corporate trust office of the Transfer Agent at which, at any particular time, its corporate trust business shall be administered.

“Corporation” shall have the meaning set forth in the recitals.

“Daily Closing Price” of the Common Stock (or any other securities, cash or other property into which the Convertible Preferred Stock becomes convertible in connection with any Reorganization Event) on any Trading Day means the reported last sale price per share (or, if no last sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such date reported by as reported by the Nasdaq Stock Market, or, if the Common Stock (or such other property) is not listed on the Nasdaq Stock Market, then as reported by the principal national securities exchange on which the Common Stock (or such other property) is listed or if the Common Stock (or such other property) is not so listed or quoted on a U.S. national securities exchange, or, if no closing price for the Common Stock (or such property) is so reported, the last quoted bid price for the Common Stock (or such property) in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock (or such property) on that date as determined by a nationally recognized independent investment banking firm retained for this purpose by the Corporation. For the purposes of this Statement with Respect to Shares, all references herein to the closing sale price and the last sale price reported of the Common Stock (or other property) on the Nasdaq Stock Market shall be the closing sale price and last reported sale price as reflected on the website of the Nasdaq Stock Market (www.nasdaq.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing price and the last reported sale price as reflected on the website of the Nasdaq Stock Market and as reported by Bloomberg Professional Service, the closing sale price and the last reported sale price on the website of the Nasdaq Stock Market shall govern.

“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.

“Dividend Period” means the period ending on the day before a Dividend Payment Date and beginning on the preceding Dividend Payment Date or, if there is no preceding Dividend Payment Date, on the Issue Date.

“Early Conversion” shall have the meaning set forth in Section 9(a) hereof.

“Early Conversion Date” shall have the meaning set forth in Section 9(e) hereof.

“Electing Share” shall have the meaning set forth in Section 13(e) hereof.

“Exchange Property” shall have the meaning set forth in Section 13(e) hereof.

“Holder” means the Person in whose name the shares of the Convertible Preferred Stock are registered, which may be treated by the Corporation and the Transfer Agent as the absolute owner of the shares of Convertible Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

“Issue Date” shall mean April 14, 2008, the original date of issuance of the Convertible Preferred Stock.

“Junior Stock” means the Corporation’s Common Stock and each other class of capital stock or series of preferred stock established after the Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Convertible Preferred Stock as to dividend rights or rights upon the Corporation’s liquidation, winding-up or dissolution.

“Liquidation Preference” means, as to the Convertible Preferred Stock, $1,000 per share.

“Mandatory Conversion Date” means April 1, 2011.

“Market Disruption Event” means the occurrence or existence for more than one half hour period in the aggregate on any Scheduled Trading Day for the Common Stock (or any other securities, cash or other property into which the Convertible Preferred Stock becomes convertible in connection with any Reorganization Event) of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Nasdaq Stock Market or otherwise) in the Common Stock (or such other property) or in any options, contracts or future contracts relating to the Common Stock (or such other property), and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

“Nasdaq Stock Market” means the Nasdaq Stock Market, LLC.

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer, or the Secretary of the Corporation.

“Officer’s Certificate” means a certificate of the Corporation, signed by any duly authorized Officer of the Corporation.

“Parity Stock” means any class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series shall rank on a parity with the Convertible Preferred Stock as to dividend rights or rights upon liquidation, winding-up or dissolution.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Reorganization Event” shall have the meaning set forth in Section 13(e) hereof.

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the primary U.S. national securities exchange or market on which the Common Stock is listed or, if the Common Stock is not listed on a U.S. national securities exchange, on the principal other market on which the Common Stock is then traded.

“Senior Stock” means any class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series shall rank senior to the Convertible Preferred Stock as to dividend rights or rights upon liquidation, winding-up or dissolution.

“Trading Day” means any day on which (i) there is no Market Disruption Event and (ii) the Nasdaq Stock Market is open for trading, or, if the Common Stock (or any other securities, cash or other property into which the Convertible Preferred Stock becomes convertible in connection with any Reorganization Event) is not listed on the Nasdaq Stock Market, any day on which the principal national securities exchange on which the Common Stock (or such other property) is listed is open for trading, or, if the Common Stock (or such other property) is not listed on a national securities exchange, any business day. A “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

“Transfer Agent” shall mean Computershare, Inc., the Corporation’s duly appointed transfer agent, registrar, redemption, conversion and dividend disbursing agent for the Convertible Preferred Stock. The Corporation may, in its sole discretion, remove the Transfer Agent with 10 days’ prior notice to the Transfer Agent; provided that the Corporation shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness of such removal.

“Voting Rights Class” shall have the meaning set forth in Section 6(a)(i) hereof.

Section 3. Ranking. The Convertible Preferred Stock will, with respect to both dividend rights and rights upon the liquidation, winding-up or dissolution of the Corporation, rank (i) senior to all Junior Stock, (ii) on parity with Parity Stock and (iii) junior to all Senior Stock.

Section 4. Dividends.

(a) Holders of Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the board of directors, but only out of funds legally available therefor, non-cumulative cash dividends at a rate per annum equal to 10.0% on the liquidation preference of $1,000 per share of Convertible Preferred Stock, and no more, payable in arrears on each May 1, August 1, November 1 and February 1. If any date specified pursuant to the preceding sentence is not a Business Day, then dividends will be payable on the first Business Day following such date and dividends shall accrue to the actual payment date. The term “Dividend Payment Date” means May 1, August 1, November 1 and February 1, or if any such day in the case of this clause is not a Business Day, the next Business Day; provided, however, that the first Dividend Payment Date shall be August 1, 2008. The term “Dividend Period” means each period from and including a Dividend Payment Date (or the date of issuance of the Convertible Preferred Stock for the first Dividend Payment Date) to but excluding the next Dividend Payment Date; provided, however, that the final Dividend Period shall be from February 1, 2011 to but excluding the Mandatory Conversion Date. The amount of dividends payable for any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(b) Dividends on shares of Convertible Preferred Stock shall be non-cumulative. To the extent that any dividends payable on the shares of Convertible Preferred Stock on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable and the Corporation shall have no obligation to pay, and the holders of Convertible Preferred Stock shall have no right to receive, dividends accrued for the Dividend Period ending immediately prior to such Dividend Payment Date after such Dividend Payment Date, whether or not dividends are declared for any subsequent Dividend Period with respect to Convertible Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Corporation. Holders of Convertible Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full dividends for each Dividend Period on the Convertible Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any Dividend Payment or Dividend Payments or failure to make any Dividend Payment or Dividend Payments.

(c) In the event that in any fiscal quarter the board of directors declares a cash dividend or distribution on its Common Stock in an amount in excess of $0.165 per share (as adjusted for any stock dividend or split, recapitalization, consolidation or similar transactions), the board of directors shall, in addition to and not in lieu of any dividend declared pursuant to Section 4(a) hereof, declare a dividend on the Convertible Preferred Stock for the then current Dividend Period at a rate per annum equal to (i) the percentage amount by which the Common Stock dividend exceeds $0.165 multiplied by (ii) 10.0% (rounded to the nearest one-hundredth).

Section 5. Payment Restrictions. So long as any share of Convertible Preferred Stock remains outstanding, unless full dividends on all outstanding shares of Convertible Preferred Stock as described in Section 4 have been paid in full or declared and set aside for payment (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in Junior Stock, (ii) no shares of Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation, and (iii) no shares of Parity Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Parity Stock for or into Parity Stock or Junior Stock, or the exchange or conversion of one share of Parity Stock for or into another share of Parity Stock or for or into Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity Stock or Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation, otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Convertible Preferred Stock and such Parity Stock. When dividends are not paid in full upon the shares of Convertible Preferred Stock and any Parity Stock, all dividends declared upon shares of Convertible Preferred Stock and any Parity Stock shall be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share on Convertible Preferred Stock, and accrued dividends, including any accumulations, on Parity Stock, bear to each other. No interest will be payable in respect of any dividend payment on such Parity Stock that may be in arrears. If the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of the Convertible Preferred Stock prior to such date. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the board of directors may be declared and paid on any Junior Stock from time to time out of any funds legally available therefor, and the shares of Convertible Preferred Stock shall not be entitled to participate in any such dividend.

Section 6. Voting Rights.

(a) The Holders of the Convertible Preferred Stock shall have no voting rights except as set forth below or as otherwise required by Maryland law from time to time:

(i) So long as any shares of Convertible Preferred Stock remain outstanding, unless a greater percentage shall then be required by law, the Corporation shall not, without the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Convertible Preferred Stock and all other shares of any Parity Stock having similar voting rights that are exercisable (the “Voting Rights Class”), voting as a single class, in person or by proxy, at an annual meeting of the Corporation’s shareholders or at a special meeting called for such purpose, or by written consent in lieu of such meeting, alter, repeal or amend, whether by merger, consolidation, combination, reclassification or otherwise, any provisions of the Corporation’s Articles of Incorporation or the provisions hereof if the amendment would amend, alter or affect the powers, preferences or rights of the Convertible Preferred Stock so as to adversely affect the Holders thereof, including, without limitation, the creation of, increase in the authorized number of, or issuance of, shares of any class or series of Senior Stock.

(ii) In exercising the voting rights set forth in this Section 6(a), each share of Convertible Preferred Stock and any other shares of the Voting Rights Class participating in the vote described above shall be in proportion to the liquidation preference of each such share.

(b) The Corporation may authorize, increase the authorized amount of, or issue any class or series of Parity Stock or Junior Stock, without the consent of the Holders of Convertible Preferred Stock, and in taking such actions the Corporation shall not be deemed to have affected adversely the rights, preferences, privileges or voting rights of Holders of shares of Convertible Preferred Stock.

Section 7. Liquidation, Dissolution or Winding-Up.

(a) In the event of any liquidation, winding-up or dissolution of the Corporation, whether voluntary or involuntary, each Holder of Convertible Preferred Stock shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its shareholders, the Liquidation Preference plus an amount equal to all declared and unpaid dividends for the then-current Dividend Period to the date of liquidation, and before any payment or distribution is made on, any Junior Stock, including, without limitation, Common Stock.

(b) Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the assets or business of the Corporation (other than in connection with the liquidation, winding-up or dissolution of its business) nor the merger or consolidation of the Corporation into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 7.

(c) After the payment to the Holders of the shares of Convertible Preferred Stock of full preferential amounts provided for in this Section 7, the Holders of Convertible Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

(d) If upon the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, the amounts payable with respect to the Liquidation Preference of the Convertible Preferred Stock and all Parity Stock are not paid in full, the holders of the Convertible Preferred Stock and the Parity Stock will share equally and ratably in any distribution of the Corporation’s assets in proportion to the full liquidation preference and accumulated and unpaid dividends to which such holders are entitled.

Section 8. Mandatory Conversion on the Mandatory Conversion Date.

(a) Each share of Convertible Preferred Stock shall automatically convert (unless previously converted at the option of the Holder in accordance with Section 9 hereof) on the Mandatory Conversion Date into a number of shares of Common Stock equal to the Conversion Rate.

(b) The “Conversion Rate” shall be equal to 95.238 shares of Common Stock per share of Convertible Preferred Stock. The Conversion Rate is subject to adjustment in accordance with the provisions of Section 13 hereof.

(c) The Holders of Convertible Preferred Stock on the Mandatory Conversion Date shall have the right to receive an amount equal to all declared and unpaid dividends for the then-current Dividend Period to the Mandatory Conversion Date.

Section 9. Early Conversion at the Option of the Holder.

(a) Shares of the Convertible Preferred Stock are convertible, in whole or in part, at the option of the Holder thereof (“Early Conversion”) at any time prior to the Mandatory Conversion Date, into shares of Common Stock at the Conversion Rate, subject to adjustment as set forth in Section 13 hereof.

(b) Any written notice of conversion (“Conversion Notice”) pursuant to this Section 9 shall be duly executed by the Holder, and specify:

(i) the number of shares of Convertible Preferred Stock to be converted;

(ii) the name(s) in which such Holder desires the shares of Common Stock issuable upon conversion to be registered and whether such shares of Common Stock are to be issued in book-entry or certificated form (subject to compliance with applicable legal requirements if any of such certificates are to be issued in a name other than the name of the Holder);

(iii) if certificates are to be issued, the address to which such Holder wishes delivery to be made of such new certificates to be issued upon such conversion; and

(iv) any other transfer forms, tax forms or other relevant documentation required and specified by the Transfer Agent, if necessary, to effect the conversion.

(c) If specified by the Holder in the Conversion Notice that shares of Common Stock issuable upon conversion of the Convertible Preferred Stock shall be issued to a person other than the Holder surrendering the shares of Convertible Preferred Stock being converted, then the Holder shall pay or cause to be paid any transfer or similar taxes payable in connection with the shares of Common Stock so issued.

(d) Upon receipt by the Transfer Agent of a completed and duly executed Conversion Notice , compliance with Section 9(c), if applicable, and surrender of a certificate representing share(s) of Convertible Preferred Stock to be converted (if held in certificated form), the Corporation shall, within three Business Days or as soon as possible thereafter, issue and shall instruct the Transfer Agent to register the number of shares of Common Stock to which such Holder shall be entitled upon conversion in the name(s) specified by such Holder in the notice of conversion. If a Holder elects to hold its shares of Common Stock issuable upon conversion of the Convertible Preferred Stock in certificated form, the Corporation shall promptly send or cause to be sent, by hand delivery (with receipt to be acknowledged) or by first-class mail, postage prepaid, to the Holder thereof, at the address designated by such Holder in the Conversion Notice, a certificate or certificates representing the number of shares of Common Stock to which such Holder shall be entitled upon conversion. In the event that there shall have been surrendered a certificate or certificates representing shares of Convertible Preferred Stock, only part of which are to be converted, the Corporation shall issue and deliver to such Holder or such Holder’s designee in the manner provided in the immediately preceding sentence a new certificate or certificates representing the number of shares of Convertible Preferred Stock that shall not have been converted.

(e) The issuance by the Corporation of shares of Common Stock upon a conversion of shares of Convertible Preferred Stock in respect of the Liquidation Preference of such shares in accordance with the terms hereof shall be deemed effective immediately prior to the close of business on the day (the “Early Conversion Date”) of receipt by the Transfer Agent of the Conversion Notice and other documents, if any, set forth in Section 9(b) hereof, compliance with Section 9(c), if applicable, and the surrender by such Holder or such Holder’s designee of the certificate or certificates representing the shares of Convertible Preferred Stock to be converted (if held in certificated form), duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto).

Section 10. Conversion Procedures.

(a) On the Mandatory Conversion Date or any Early Conversion Date (collectively, a “Conversion Date”), any shares of Convertible Preferred Stock converted to Common Stock shall cease to be outstanding, in each case, subject to the right of Holders of such shares to receive shares of Common Stock into which such shares of Convertible Preferred Stock are convertible.

(b) The person or persons entitled to receive the Common Stock issuable upon any such conversion shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the close of business on the applicable Conversion Date. No allowance or adjustment, except as set forth in Section 13, shall be made in respect of dividends payable to holders of Common Stock of record as of any date prior to such applicable Conversion Date. Prior to such applicable Conversion Date, shares of Common Stock issuable upon conversion of any shares of Convertible Preferred Stock shall not be deemed outstanding for any purpose, and Holders of shares of Convertible Preferred Stock shall have no rights with respect to the Common Stock (including voting rights, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock) by virtue of holding shares of Convertible Preferred Stock.

(c) Shares of Convertible Preferred Stock duly converted in accordance herewith, or otherwise reacquired by the Corporation, shall resume the status of authorized and unissued Preferred Stock, undesignated as to series and available for future issuance.

(d) In the event that a Holder of shares of Convertible Preferred Stock shall not by written notice designate the name in which shares of Common Stock to be issued upon conversion of such Convertible Preferred Stock should be registered or the address to which the certificate or certificates representing such shares of Common Stock should be sent, the Corporation shall be entitled to register such shares, and make such payment, in the name of the Holder of such Convertible Preferred Stock as shown on the records of the Corporation and to send the certificate or certificates representing such shares of Common Stock to the address of such Holder shown on the records of the Corporation.

(e) In addition to any other rights available to the Holders of Convertible Preferred Stock, if the Corporation fails to cause its Transfer Agent to transmit to a Holder a certificate or certificates representing the shares of Common Stock issuable upon conversion of the Holder’s Convertible Preferred Stock, or to otherwise electronically transfer the shares to an account of the Holder, on or before the third business day after the Corporation’s receipt of an executed copy of the Conversion Notice (so long as the applicable certificate or certificates for the Convertible Preferred Stock and the original Conversion Notice are received by the Corporation on or before such third business day) or the Mandatory Conversion Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares of Common Stock issuable upon conversion of Convertible Preferred Stock which the Holder anticipated receiving upon such conversion (a “Buy-In”), then the Corporation shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of Common Stock issuable upon conversion of Convertible Preferred Stock that the Corporation was required to deliver to the Holder in connection with the conversion at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate the shares of Convertible Preferred Stock and equivalent number of shares of Common Stock for which such conversion was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Corporation timely complied with its conversion and delivery obligations hereunder. For example, if a Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Corporation shall be required to pay to the Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Corporation. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Convertible Preferred Stock as required pursuant to the teams hereof.

Section 11. Reservation of Common Stock.

(a) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares held in the treasury of the Corporation, solely for issuance upon the conversion of shares of Convertible Preferred Stock as herein provided, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Convertible Preferred Stock then outstanding. For purposes of this Section 11(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Convertible Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b) Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Convertible Preferred Stock, as herein provided, shares of Common Stock reacquired and held in the treasury of the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such treasury shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c) All shares of Common Stock delivered upon conversion of the Convertible Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders),

(d) Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Convertible Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(e) The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the Nasdaq Stock Market or any other national securities exchange or automated quotation system, the Corporation shall, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Convertible Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Corporation to defer the listing of such Common Stock until the first conversion of Convertible Preferred Stock into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of the Convertible Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

Section 12. Fractional Shares.

(a) No fractional shares of Common Stock shall be issued as a result of any conversion of shares of Convertible Preferred Stock or as a result of any payment of dividends on the Convertible Preferred Stock in shares of Common Stock.

(b) In lieu of any fractional share of Common Stock otherwise issuable in respect of any mandatory conversion pursuant to Section 8 hereof or a conversion at the option of the Holder pursuant to Section 9, the Corporation shall at its option either (i) issue to such Holder a whole share of Common Stock or (ii) pay an amount in cash (computed to the nearest cent) equal to the fraction of the average Daily Closing Price of the Common Stock for the five consecutive Trading Days ending on the second Trading Day immediately preceding the Mandatory Conversion Date or Early Conversion Date, as applicable.

(c) If more than one share of the Convertible Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Convertible Preferred Stock so surrendered.

Section 13. Anti-Dilution Adjustments to the Conversion Rate.

(a) Stock Dividends and Distributions and Subdivisions, Splits and Combinations of the Common Stock. If the Corporation issues Common Stock as a dividend or distribution on the Common Stock to all holders of the Common Stock, or if the Corporation effects a share split or share combination of the Common Stock, the Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0 × OS1 / OS0

where:

CR0	=	the Conversion Rate in effect immediately prior to the adjustment relating to such event

CR1	=	the new Conversion Rate in effect taking such event into account

OS0	=	the number of shares of Common Stock outstanding immediately prior to such event

OS1	=	the number of shares of Common Stock outstanding immediately after such event

Any adjustment made pursuant to this subclause (i) shall become effective on the date that is immediately after (x) the date fixed for the determination of holders of Common Stock entitled to receive such dividend or other distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this subclause (i) is declared but not so paid or made, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(b) Reserved.

(c) Calculation of Adjustments.

(i) No adjustment in the Conversion Rate will be required unless the adjustment would require an increase or decrease of at least 1% of the Conversion Rate. If the adjustment is not made because the adjustment does not change the Conversion Rate by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. All required calculations will be made to the nearest cent or 1/10,000th of a share. Notwithstanding the foregoing, all adjustments not previously made shall have effect with respect to any conversion of Convertible Preferred Stock pursuant to Section 8 or 9.

(ii) No adjustment to the Conversion Rate need be made if Holders may participate in the transaction that would otherwise give rise to such adjustment, so long as the distributed assets or securities the Holders would receive upon conversion of the Convertible Preferred Stock—if such assets or securities are convertible, exchangeable, or exercisable—are convertible, exchangeable or exercisable, as applicable, without any loss of rights or privileges for a period of at least 45 days following conversion of the Convertible Preferred Stock. The applicable Conversion Rate shall not be adjusted:

(A) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in the Common Stock under any plan;

(B) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, employee agreement or arrangement or program of the Corporation;

(C) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the Issue Date;

(D) for a change in the par value of the Common Stock;

(E) as a result of a tender offer solely to holders of fewer than 100 shares of the Common Stock.

(iii) The Corporation shall have the power to resolve any ambiguity and its action in so doing, as evidenced by a resolution of the Board of Directors, or a duly authorized committee thereof, shall be final and conclusive unless clearly inconsistent with the intent hereof.

(d) Notice of Adjustment. Whenever the Conversion Rate is to be adjusted, the Corporation shall: (i) compute the adjusted Conversion Rate and prepare and transmit to the Transfer Agent an Officer’s Certificate setting forth the adjusted Conversion Rate the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Rate (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the Convertible Preferred Stock of the occurrence of such event and (iii) as soon as practicable following the determination of the revised Conversion Rate provide, or cause to be provided, to the Holders of the Convertible Preferred Stock a statement setting forth in reasonable detail the method by which the adjustment to the Conversion Rate was determined and setting forth the revised Conversion Rate.

(e) Reorganization Events. In the event of:

(A) any consolidation or merger of the Corporation with or into another Person (other than a merger or consolidation in which the Corporation is the continuing corporation and in which the shares of Common Stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of the Corporation or another Person),

(B) any sale, transfer, lease or conveyance to another Person of all or substantially all of the Corporation’s property and assets, or

(C) any reclassification of the Common Stock into securities including securities other than the Common Stock (any such event specified in paragraphs (A) through (C), a “Reorganization Event”), each share of Convertible Preferred Stock outstanding immediately prior to such Reorganization Event shall, after such Reorganization Event, be convertible into the kind of securities, cash and other property receivable in such Reorganization Event (without any interest thereon and without any right to dividends or distribution thereon which have a record date that is prior to the Conversion Date) per share of Common Stock (the “Exchange Property”) by a holder of Common Stock that exercised his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such Reorganization Event (provided that if the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event and in respect of which such rights of election shall have been exercised (“Electing Share”), then, for the purpose of this Section 13(e) the kind and amount of securities, cash and other property receivable upon such Reorganization Event by each Electing Share shall be deemed to be the weighted average of the kinds and amounts so receivable per share by the Electing Shares). The amount of Exchange Property receivable upon conversion of any Convertible Preferred Stock in accordance with Section 8 or 9 hereof shall be determined based upon the Conversion Rate in effect on such Conversion Date.

For purposes of this Section 13(e), “Applicable Market Value” shall be deemed to refer to the Applicable Market Value of the Exchange Property and such value shall be determined (A) with respect to any publicly traded securities that compose all or part of the Exchange Property, based on the Daily Closing Price of such securities, (B) in the case of any cash that composes all or part of the Exchange Property, based on the amount of such cash and (C) in the case of any other property that composes all or part of the Exchange Property, based on the value of such property, as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

The above provisions of this Section 13(e) shall similarly apply to successive Reorganization Events and the provisions of Section 13 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of Common Stock in any such Reorganization Event.

The Corporation (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitute the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 13(e).

(f) For purposes of this Section 13, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

Section 14. Replacement Stock Certificates.

(a) If any of the Convertible Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall, at the expense of the Holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Convertible Preferred Stock certificate, or in lieu of and substitution for the Convertible Preferred Stock certificate lost, stolen or destroyed, a new Convertible Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Convertible Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Convertible Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent.

(b) The Corporation is not required to issue any certificates representing the Convertible Preferred Stock on or after the Mandatory Conversion Date. In lieu of the delivery of a replacement certificate following the Mandatory Conversion Date, the Transfer Agent, upon delivery of the evidence and indemnity described above, shall deliver the shares of Common Stock issuable pursuant to the terms of the Convertible Preferred Stock formerly evidenced by the certificate.

Section 15. Transfer Agent, Registrar, Redemption, Conversion and Dividend Disbursing Agent. The duly appointed Transfer Agent, Registrar, Redemption, Conversion and Dividend Disbursing Agent for the Convertible Preferred Stock shall be Computershare, Inc. The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Holders of the Convertible Preferred Stock.

Section 16. Miscellaneous.

(a) All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Statement with Respect to Shares) with postage prepaid, addressed: (i) if to the Corporation, to its office at 114 East Lexington Street, Baltimore, Maryland 21201, Attention: Chief Financial Officer or to the Transfer Agent at its Corporate Trust Office, or other agent of the Corporation designated as permitted by this Statement with Respect to Shares, or (ii) if to any Holder of the Convertible Preferred Stock or holder of shares of Common Stock, as the case may be, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Convertible Preferred Stock or Common Stock, as the case may be), or (iii) to such other address as the Corporation or any such holder, as the case may be, shall have designated by notice similarly given.

(b) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Convertible Preferred Stock or shares of Common Stock or other securities issued on account of Convertible Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Convertible Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Convertible Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person other than a payment to the Holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(c) The Liquidation Preference and the annual dividend rate set forth herein each shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Convertible Preferred Stock. Such adjustments shall be determined in good faith by the Board of Directors and submitted by the Board of Directors to the Transfer Agent.

(d) The Convertible Preferred Stock shall not be redeemable.

(e) Any shares of Convertible Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, par value $1.00 per share, and may be reissued as part of a new series of Preferred Stock, par value $1.00 per share, subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Articles of Amendment creating a series of Preferred Stock, par value $1.00 per share, or any similar stock or as otherwise required by law.

The Executive Committee of the Board of Directors of the Corporation, as authorized by the Board of Directors, duly adopted the resolution contained in these Articles Supplementary on April 10, 2008.

IN WITNESS WHEREOF, Gary N. Geisel, its Chief Executive Officer, has executed this instrument and its secretary, Robert L. Davis, has affixed the corporate seal hereto and attested said seal on the 10th day of April, 2008. Signed under penalties and perjury.

PROVIDENT BANKSHARES CORPORATION

	By:	/s/ Gary N. Geisel
SEAL		Gary N. Geisel, Chief Executive Officer

ATTEST:

/s/ Robert L. Davis
Robert L. Davis, Secretary